Exhibit 10.10

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

This License Agreement (“Agreement”), made as of January 29, 2018 (“Effective Date”), is by and between Novartis International Pharmaceutical Ltd., a for-profit corporation with its principal place of business at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”) and QED Therapeutics, Inc., a Delaware corporation located at 421 Kipling Street, Palo Alto, CA 94301 USA (“QED”). Novartis and QED are each referred to individually as a “Party” and together as the “Parties.”

Background

Novartis Controls (as defined below) the Novartis Patents and Know-How (each as defined below) relating to the Compound (as defined below). BridgeBio (as defined below) has caused QED to be incorporated under the laws of the State of Delaware. QED wishes to obtain, and Novartis wishes to grant, rights under the Novartis Technology (as defined below) to develop, make, use and sell Products (as defined below) incorporating the Compound.

For good and valuable consideration, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1

Definitions. Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, will have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

“Accounting Standards” means, with respect to QED, US GAAP (United States Generally Accepted Accounting Principles) and means, with respect to Novartis, IFRS (International Financial Reporting Standards), in each case as generally and consistently applied throughout the Party’s organization. Each Party will promptly notify the other Party in the event that it changes the Accounting Standards pursuant to which its records relating to this Agreement are maintained; provided, however, that each Party may only use internationally recognized accounting principles (e.g., IFRS or US GAAP).

“Affiliate” means, with respect to a particular entity or Person, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” will mean, direct or indirect ownership of 50% or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or 50% or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a

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corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. For the avoidance of doubt, BridgeBio and QED shall be deemed to be Affiliates of each other, but any portfolio company in which BridgeBio is an investor shall not be deemed to be an Affiliate of QED.

“Alliance Manager” will have the meaning set forth in Section 3.1.

“Ancillary Agreement” has the meaning set forth in Section 2.5.

“Applicable Law” means any federal, state, local or foreign law (including, common law), statute or ordinance, or any rule, regulation, judgment, order, writ or decree of or from any court, or other Regulatory Authority having jurisdiction over or related to the subject item that may be in effect from time to time, including GCP, GLP and GMP.

“Array” has the meaning set forth in Section 2.4(a).

“Array Combination Therapies” has the meaning set forth in Section 2.4(a).

“[***]” means the compound described as [***] in Exhibit A-2 to this Agreement, whether produced by chemical synthesis or otherwise, and [***].

“BridgeBio” means BridgeBio Pharma, LLC, a Delaware limited liability company with its principal place of business at 421 Kipling St, Palo Alto, CA 94301 USA.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Calendar Year” means a period of twelve consecutive calendar months ending on December 31.

“Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs, and other reasonable expenses of any nature whatsoever.

“Clinical Site Agreements” means the agreements set forth on Schedule A to the Ancillary Agreement.

“CMO” has the meaning set forth in Section 2.5.

“Code” means Title 11 of the U.S. Code.

“Commercialize” means to market, promote, distribute, import, export, offer to sell and/or sell Product, and “Commercialization” means commercialization activities relating to Product, including activities relating to marketing, promoting, distributing, importing, exporting, offering for sale and/or selling Product.

“Commercially Reasonable Efforts” means, with respect to a Party, [***].

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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“Compound” means the compound described as BGJ398 in Exhibit A-1 to this Agreement, whether produced by chemical synthesis or otherwise, which is owned or Controlled by Novartis or its Affiliates, and any radioisomer, stereoisomer, racemates, solvates, salt forms, bases, anhydrides, hydrates, polymorphs, ester forms or pro drugs of such compound.

“Control” or “Controlled” means, with respect to any Know-How, Patent Rights, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise, other than by a license granted under this Agreement) of a Party or its Affiliates, to grant a license or a sublicense of or under such Know-How, Patent Rights, or intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without breaching the terms of any agreement with a Third Party or misappropriating the proprietary or trade secret information of a Third Party.

“Develop” or “Development” means drug development activities, including, without limitation, test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing and prosecution of INDs, NDAs, and MAAs.

“Development Plan” has the meaning set forth in Section 3.2.

“Effective Date” has the meaning in the preamble (i.e., in the first paragraph of this Agreement).

“Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of pre-emption, right of first refusal or security interest of any kind.

“European Regulatory and Reimbursement Approval” means, with respect to a Product, (a) MAA approval from the European Commission (i.e., European Union-wide) and pricing and reimbursement approval in three of the Major European Countries, or (b) marketing, pricing, and reimbursement approvals in three of the Major European Countries.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Field” means all fields of use.

“First Commercial Sale” means, with respect to a Product in a particular country, the first arm’s length sale to a Third Party for value for use or consumption of any such Product following receipt of Regulatory Approval and Pricing Reimbursement Approval (to the extent commercially applicable) of such Product in such country.

“GCP” means the ethical, scientific, and quality standards required by FDA or European Commission for designing, conducting, recording, and reporting trials that involve the participation of human subjects, as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, and 312 and related FDA guidance documents, and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline (the “ICH Guidelines”), or as otherwise required by Applicable Laws.

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“Generic Equivalent” means, with respect to a particular Product in a country, any product that (a) has Regulatory Approval for use in such country pursuant to a regulatory process governing approval of generic, interchangeable, or biosimilar pharmaceutical or biological product based on the then-current standards for Regulatory Approval in such country, where such Regulatory Approval relied on or incorporated clinical data generated by either Party to this Agreement or their Affiliates or licensees, or was obtained using an abbreviated, expedited, or other similar process; (b) during the Royalty Term, is not owned or licensed by QED under this Agreement; and (c) is sold in the same country as the relevant Product by a Third Party that is not a sublicensee or Affiliate of QED, and that did not purchase such product in a chain of distribution that included QED, or its Affiliates or its or their sublicensees.

“GLP” means good laboratory practice as required by the FDA under 21 C.F.R. part 58 and all applicable FDA rules, regulations, orders and guidances, and the requirements with respect to current good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines, or as otherwise required by Applicable Laws.

“GMP” means good manufacturing practices and regulations as required by the FDA under provisions of 21 C.F.R. parts 210 and 211 and all applicable FDA rules, regulations, orders and guidances, and the requirements with respect to current good manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, July 2003,” or as otherwise required by Applicable Laws.

“Inserm Transfert” means Inserm Transfert SA, a limited company (société anonyme à directoire et conseil de surveillance) organized under the laws of France, [***].

“IIT” has the meaning set forth in Section 5.1(d).

“IIT Agreements” means the Investigator Initiated Trial Agreements identified on Exhibit F.

“IND/CTA” means an Investigational New Drug application in the US filed with the FDA or the corresponding application (e.g., a clinical trial authorisation) for the investigation of Products in any other country or group of countries, as defined in the Applicable Laws and filed with the Regulatory Authority of a given country or group of countries.

“Indication” means a specific disease, impairment, medical condition, or symptom thereof that is the intended subject of a Product.    For purposes of the Milestones set forth in Section 8.2, a “Second Indication” shall mean an intended subject of a Product that is a different disease, impairment, medical condition, or symptom thereof than the subject of the first Indication for a Product and for which a separate NDA/MAA or a supplement (or other addition) to an existing NDA/MAA is required for the purpose of obtaining Regulatory Approval in a country.

“Information” means all Know-How and other confidential or proprietary information and data of a financial, commercial or technical nature which the disclosing Party, its Affiliates, or its or their licensors has supplied or otherwise made available to the other Party or its Affiliates, prior to or during the Term, whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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“Insolvency Event” means (a) QED ceases to function as a going concern by suspending or discontinuing its business; (b) QED is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against QED (except for involuntary bankruptcy proceedings that are dismissed within 90 days); (c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator, or similar officer is appointed for QED; (d) a resolution to wind up QED is passed at a meeting of the directors or shareholders of QED; (e) a resolution shall have been passed by QED or QED’s directors to make an application for an administration order or to appoint an administrator for all of QED’s assets; or (f) QED makes any general assignment for the benefit of all of its creditors.

“Invoice” means an invoice in a form reasonably acceptable to QED and to Novartis.

“Know-How” means all proprietary or confidential technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to the Compound or Products or to its or their manufacture, Regulatory Approval, Pricing Reimbursement Approval, Development, or Commercialization, or methods of assaying or testing the Compound or Products, compositions incorporating or comprising the Compound, formulation of any Product, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof.

“MAA” means an application for the authorization to market the Product in any country or group of countries outside the United States, as defined in the Applicable Laws and filed with the Regulatory Authority of a given country or group of countries.

“Major European Countries” means France, Germany, Italy, Spain, and the United Kingdom.

“Milestones” means the milestones relating to the Product as set forth in Sections 8.2 and 8.3.

“Milestone Payments” means the payments to be made by QED to Novartis upon the achievement of the corresponding Milestones as set forth in Sections 8.2 and 8.3.

“NDA” means a New Drug Application, as described in the FDA regulations, 21 CFR Section 314.50, submitted to the FDA.

“Net Sales” means [***].

“Novartis Know-How” means the Know-How Controlled by Novartis or any of its Affiliates as of the Effective Date that is identified on Exhibit C.

“Novartis Patents” means the Patent Rights Controlled by Novartis or any of its Affiliates as of the Effective Date that are set forth on Exhibit B-1 and Exhibit B-2.

“Novartis Additional Patents” means Patent Rights Controlled by Novartis or any of its Affiliates after the Effective Date, but during the Term, to the extent that such Patent Rights

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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are necessary to make use, sell, offer for sale, or import the Compound or Products in the Field. For this purpose, a Patent Right will be deemed “necessary” if, but for a license to the relevant Patent Right, QED cannot manufacture, use, sell, offer for sale, or import the Compound or the Products without infringement. For the avoidance of doubt, Novartis Additional Patents do not include Novartis Patents.

“Novartis Technology” means the Novartis Know-How and Novartis Patents.

“Patent Rights” means (a) all patent applications, including any provisional patent applications, in any country; (b) any patent application claiming priority from such patent application or provisional application, including all divisionals, continuations, substitutions, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any patent that has issued or in the future issues from any of the foregoing patent applications, ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention; (d) any re-examinations, reissues, additions, renewals, extensions, registrations, supplemental protection certificates of any of the foregoing patents or patent applications ((a), (b), and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“Pharmacovigilance Agreement” has the meaning set forth in Section 5.2.

“Phase III Clinical Trial” means a controlled clinical study of a Product in patients designed to establish efficacy and safety of such Product for the purpose of preparing and submitting an NDA/MAA or supplement to an MAA/NDA for Regulatory Approval of a Product for use in a clinical indication that satisfies the requirements of 21 C.F.R. § 312.21(c) or its foreign equivalent. For clarity, a Phase II/III shall not be considered a Phase III unless it satisfies or will satisfy the requirements of 21 C.F.R. § 312.21(c) or its foreign equivalent.

“Pricing Reimbursement Approval” means the authorization or approval of reimbursement in a country or jurisdiction by the relevant Regulatory Authority, government agency, or other body responsible for such activities in such jurisdiction(s) under Applicable Law.

“Prior Confidentiality Agreement” means the [***].

“Product” means a therapeutic product incorporating or comprising the Compound, (i) the Development, manufacture, preparation, use or Commercialization of which would, but for the license granted hereunder, infringe a Valid Claim of the Novartis Patents; and/or (ii) that is Developed using, incorporates, or embodies Novartis Know-How.

“Regulatory Approval” means, with respect to a product in any country or jurisdiction, any approval, registration, license or authorization from a Regulatory Authority in a country or other jurisdiction that is reasonably necessary to market and sell a Product in such country or jurisdiction.

“Regulatory Authority” means any governmental authority or agency responsible for authorizing or approving the marketing and/or sale of products in a jurisdiction (e.g., the FDA, European Commission, the Japanese Ministry of Health, Labour and Welfare, and corresponding national or regional regulatory agencies or organizations).

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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“Regulatory Exclusivity” means with respect to a Product in a country, the period of time during which (a) a Party or its Affiliate or sublicensee has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of Applicable Law) in such country to market and sell the Product; or (b) the data and information submitted by a Party or its Affiliate or sublicensee to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval and Pricing Reimbursement Approval may not be disclosed, referenced, or relied upon in any way by a Third Party or such Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Product) to support the Regulatory Approval and Pricing Reimbursement Approval or marketing of any product by a Third Party in such country.

“Regulatory Filings” means, with respect to the Compound or a Product, any submission to a Regulatory Authority of any appropriate regulatory application, and will include, without limitation, any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings will include any IND/CTA, NDA, MAA or the corresponding application in any other country or group of countries.

“Royalty Term” means the period commencing on the First Commercial Sale of a Product in a specified country until the latest of (a) the expiration of the last to expire Valid Claim of the Novartis Patents that, but for the licenses granted in this Agreement, would be infringed by the Development, manufacture, use, importation or other Commercialization of such Product in such country; (b) the expiration of any Regulatory Exclusivity for such Product in such country; or (c) the ten year anniversary of the First Commercial Sale of the Product in the relevant country.

“Sales & Royalty Report” means a written report or reports showing each of: (a) the gross and Net Sales of each Product, on a country-by-country basis, during the reporting period by QED and its Affiliates and sublicensees (in all cases itemizing the various deductions taken from gross to compute Net Sales as set forth in the definition of Net Sales, above); and (b) the royalties payable, in USD, which will have accrued hereunder with respect to such Net Sales;.

“Senior Officers” means, for Novartis, the Global Head, Business Development & Licensing of Novartis Institutes for BioMedical Research, or his or her designee, and for QED, its Chief Executive Officer or his or her designee.

“Term” with reference to this Agreement shall mean the period of time beginning on the Effective Date and ending upon the expiration of the Royalty Term for the last Product with a Royalty Term.

“Territory” means worldwide.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“United States” or “US” means the United States of America, its territories and possessions.

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“Valid Claim” means (a) claim of an issued and unexpired patent included within the Novartis Patents that (i) covers the practice of the relevant Compound or Product in the relevant jurisdiction; (ii) has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction; and (iii) has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise; or (b) a claim included in a patent application included within the Novartis Patents that (i) would cover the practices of the relevant Product in the relevant jurisdiction if such claim was to issue; and (ii) has not been cancelled, withdrawn or abandoned, nor been pending for more than [***] from the earliest filing date to which such patent application or claim is entitled.

“Vendors” has the meaning set forth in Section 2.5.

1.2	Interpretation. In this agreement unless otherwise specified:

(a)	“includes” and “including” will mean respectively includes and including without limitation;

(b)	a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

(c)

a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(d)	words denoting the singular will include the plural and vice versa and words denoting any gender will include all genders;

(e)

the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits and attachments;

(f)	the headings in this Agreement are for information only and will not be considered in the interpretation of this Agreement;

(g)	general words will not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

(h)	references to “days” will mean calendar days unless otherwise indicated; and

(i)

the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement will not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement.

2.	LICENSE; SUBLICENSES; GRANT BACKS

2.1	License Grant.

(a)	Subject to the terms and conditions of this Agreement, Novartis hereby grants to QED a sub-licensable (pursuant to Section 2.2) license, under Novartis’ and its

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Affiliates’ interest in the Novartis Technology, to research, Develop, make, have made, use, import, offer for sale, sell, have sold and otherwise Commercialize the Compound and Products in the Field in the Territory; provided, however, that for the avoidance of doubt, this license does not include the right to Develop or Commercialize the compound referred to as [***], and Novartis will retain all such rights with respect to [***].

(b)

Subject to the retained supply right and contingent reversionary right set forth in Section 2.4, the license set forth in Section 2.1(a) shall be exclusive (even as to Novartis and its Affiliates) to QED with respect to the Development and Commercialization of the Compound and the Product, it being understood that Novartis and its Affiliates will retain the right (with no ability to sublicense such right) to continue to make and use Compound solely in connection with its and their internal research (but not Development or Commercialization) activities.

(c)

Subject to the terms and conditions of this Agreement, effective upon QED’s written request, Novartis hereby grants to QED a sub-licensable (pursuant to Section 2.2) non-exclusive license, under Novartis’ and its Affiliates’ interest in the Novartis Additional Patents, to research, Develop, make, have made, use, import, offer for sale, sell, have sold and otherwise Commercialize the Compound or Products; [***]. To the extent that any such license would require any payment to a Third Party as a result of QED’s, its Affiliates’, or their sublicensees’ practice of the Novartis Additional Patents (e.g., with respect to Novartis Additional Patents that have been licensed by Novartis or its Affiliates from a Third Party), Novartis will inform QED of any financial or other applicable restrictions, limitations, and obligations arising from the practice of the relevant Novartis Additional Patents. The grant described in this Section 2.1(c) is conditioned on (i) the assumption and continued prompt payment of obligations to such Third Party licensors (to the extent the such obligations arise from QED’s, its Affiliates’, or their sublicensees’ practice of the Novartis Additional Patents with respect to the Compound or Products); and (ii) compliance with any applicable restrictions, limitations, and obligations included in the relevant license agreement between Novartis (or its Affiliates, as applicable) and the relevant Third Party licensors.

(d)

The Parties acknowledge that Novartis’ Affiliate, Novartis Pharma AG, has rights and an option to patent rights, know-how, data, findings, results and any other intellectual property rights concerning the Compound that are generated by or on behalf [***] pursuant to that certain Materials Transfer Agreement by and between [***]. Novartis hereby acknowledges and agrees that that any and all rights that Novartis or its Affiliates have in and to any Discoveries (as defined in the [***]) are licensed to QED as part of the Novartis Technology hereunder and such Patent Rights covering such Discoveries will be deemed to be listed in Exhibit B-1. Within thirty (30) days of the Effective Date, QED and Novartis Pharma AG will execute an agreement by and among QED, Novartis Pharma AG and [***] confirming such rights, including confirmation that [***].

2.2

Sublicense Rights. QED may sublicense (through multiple tiers) the rights granted to it by Novartis under this Agreement at any time at its sole discretion, but subject to the applicable terms of this Agreement. QED may exercise its rights and perform its rights and obligations under this Agreement itself or through any of its Affiliates. In addition, QED

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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may subcontract to Third Parties the performance of any Development or Commercialization of the Compounds or Products as it deems appropriate. QED shall provide Novartis with a copy of any sublicense agreement it enters into with a Third Party with respect to the Novartis Technology or Novartis Additional Patents, as applicable, [***], provided that such copy may be subject to redaction as QED reasonably believes appropriate to protect confidential business information, including financial provisions and other sensitive information as applicable. Each such sublicense agreement shall be considered confidential Information of QED and subject to Article 10 of this Agreement and the Ancillary Agreement. Each sublicense of the Novartis Technology or Novartis Additional Patents, as applicable, shall be consistent with the terms and conditions of this Agreement. Upon the termination of this Agreement, at the written request of any sublicensee who is not then in breach of its sublicense agreement, Novartis agrees to enter into a direct license agreement with such sublicensee under the same terms and conditions of this agreement (except for Section 8.1), effective upon the date that notice of such written request. QED will remain liable for the acts and omissions of its sublicensees and Affiliates as if such sublicensees and Affiliates were QED hereunder. Further, QED will use Commercially Reasonable Efforts to include in each such sublicense a requirement that upon any termination of such sublicense agreement, such sublicensee will grant rights to QED (or directly to Novartis) that are substantially similar to the rights granted by QED to Novartis under Sections 12.2(b), to the extent applicable.

2.3

Non-Assertion. During the Term of this Agreement (and with respect to a sublicensee, during the term of its sublicense surviving pursuant to Section 2.2), Novartis covenants that it and its Affiliates (a) will not assert rights to the Novartis Technology or any Patent Rights covering [***] against QED, its Affiliates, (sub)licensees, or any of their respective distributors, resellers or customers; (b) will not otherwise participate in any such action or proceeding against QED, its Affiliates and (sub)licensees, or any of their respective distributors, resellers or customers; and (c) will not support or encourage any Third Party to sue for infringement or misappropriation of any Patent Rights covering [***], in each case ((a), (b), and (c)), [***]. Novartis will cause its (sub)licensees to be bound by the terms of this Section 2.3.

2.4	Obligations to [***].

(a)

The Parties acknowledge that Novartis has certain obligations to manufacture and supply Compound to a Third Party, [***], and notwithstanding the provisions this Article II, (i) Novartis, its Affiliates, and their agents will retain the right to manufacture and supply Compound to [***] and to otherwise [***]; and (ii) [***], and nothing in this Agreement will restrict or conflict with Novartis’ obligations with respect to such matters.

(b)

The Parties also acknowledge that [***] under certain specified circumstances. Accordingly, from time to time during the Term, Novartis may request QED and/or its sublicensees to inform Novartis if QED and/or its sublicensees intends to seek Regulatory Approval for and Commercialize and pursue Commercialization of the Compound for various Indications, including to the extent that such indications are the subject of [***], and QED and/or its sublicensees shall, within [***] after receipt of Novartis’ inquiry, inform Novartis whether it intends to seek such Regulatory Approval for and Commercialize and pursue Commercialization of the Compound for such Indication and provide its anticipated plan for such activities; provided,

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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however, that if QED and/or its sublicensees notifies Novartis of its intent to seek Regulatory Approval and Commercialize and pursue Commercialization of the Compound and/or Product for such Indication, but thereafter makes a determination not to Commercialize such Compound and/or Product for such Indication, then prior to ceasing to pursue the Development of the Compound it will provide at least [***] prior notice to Novartis of such determination. If QED and/or its sublicensees does not intend to seek Regulatory Approval for and Commercialize and pursue Commercialization of the Compound for the relevant Indication, does not provide to Novartis a plan that Novartis determines is a commercially reasonable plan for such activity within such [***] period, Novartis determines in its sole discretion that QED has failed to sufficiently pursue such plan (including pursuing Regulatory Approval and Commercializing the Compound and/or Product for such Indication), or thereafter makes a determination not to Commercialize or pursue Commercialization for such Compound and/or Product for such Indication, then notwithstanding any provision of this Agreement to the contrary, [***].

2.5	Authorization; Ancillary Agreement.

(a)

Within [***] of the Effective Date, Novartis will provide a notice of authorization to Third Party contract manufacturing organizations (“CMOs”) and Third Party vendors, including contract research organizations (“Vendors”) selected by QED, which will authorize such CMOs and Vendors to conduct work on the Compound with QED under separate agreements to be negotiated between QED and such CMOs and Vendors.

(b)

Within [***] of the Effective Date, the Parties will execute an ancillary agreement regarding the transfer of the Clinical Site Agreements and Investigator Initiated Trial Agreements to the extent relating to the Compound or the Products (the “Ancillary Agreement”). If, after the effective date of the Ancillary Agreement, the Parties, through their Alliance Managers, mutually agree that additional related agreements should be transferred to QED and obligations of cooperation relating to [***], the Parties shall amend the Ancillary Agreement to include such additional agreements.

3.	GOVERNANCE

3.1

Alliance Managers. Within [***] after the Effective Date, each Party will appoint (and notify the other Party of the identity of) a senior representative having a general understanding of pharmaceutical development and commercialization issues to act as its alliance manager under this Agreement (“Alliance Manager”). The Alliance Managers will (a) serve as the contact point between the Parties for the purpose of providing Novartis with information on the progress of QED’s Development and Commercialization of Products; (b) be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties, including in particular the transfer of information and Know-How from Novartis to QED; (c) provide a single point of communication for seeking consensus both internally within the respective Party’s organization and facilitating review of external corporate communications; and (d) raise cross-Party and/or cross-functional disputes in a timely manner. Each Party may replace its Alliance Manager on written notice to the other Party.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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3.2

Development Information. Within [***] after the Effective Date, QED will provide Novartis with a high level summary development plan setting forth the anticipated Development activities to be conducted by QED and its Affiliates and sublicensees related to the Compound and Products during the following 18 month period (the “Development Plan”). No later than [***] after each anniversary of the Effective Date, until the approval of the first NDA or MAA for a Product, QED will provide Novartis an updated Development Plan providing, in reasonable detail, the Development activities conducted by QED and its Affiliates and sublicensees related to the Compound and Products during the immediately preceding year and its anticipated plans for Development of the Compound and Products for next 18 month period. In addition to this annual report, QED will provide to Novartis a high level summary of all Development activities that QED, its agents, or their sublicensees have conducted in the prior six month period until the approval of the first NDA or MAA for a Product. QED may revise the Development Plan or any update thereto in its sole discretion, subject to satisfaction of its obligations under Section 5.2. All such reports shall include sufficient detail to permit Novartis to determine QED’s compliance with its obligations set forth in Section 5.2.

3.3

Meetings. During the period from the Effective Date until the first NDA or MAA filing for a Product, the Alliance Managers will meet (either in person or by teleconference) at least twice per year, to review and discuss progress made under, and any changes to, the Development, Plan, including the Development work performed, clinical trials, Milestones, any key issues and the overall status of Development.

4.	DISCLOSURE OF LICENSOR KNOW-HOW & COOPERATION

4.1

Technology Transfer. Novartis shall provide to QED, on or before [***] following the Effective Date, with a copy (in electronic format if available, or a hard copy if not available in electronic format) of the documentation as listed in Exhibit C. For clarity, any other documentation, to the extent such documentation is related to the Compound and/or any drug substance or drug product manufactured therefrom, including the BGJ398 Material, for use in the Field owned or Controlled by Novartis or its Affiliates in its global databases and archives will be transferred by Novartis or its Affiliates upon QED’s request, but only to the extent that such information and data would be accessible by Novartis using Commercially Reasonable Efforts. In addition, any additional information that is maintained by Novartis on a country-level may be transferred by Novartis or its Affiliates to the extent such effort is commercially reasonable for Novartis upon QED’s written request and [***] as soon as reasonably possible. Any request for transfer of local data must be submitted not later than six months after the Effective Date. Notwithstanding the forgoing, if the Alliance Managers both agree that the provision of additional documentation or information is necessary or reasonable useful after such six-month period, Novartis will transfer or make accessible to QED such additional documentation and information.

4.2

Know-How Transfer Assistance. For [***] after the Effective Date of this Agreement and upon QED’s reasonable request, Novartis shall use Commercially Reasonable Efforts to answer questions and provide clarifications to QED related to the Know-How to be transferred to QED pursuant to Section 4.1. Such assistance will be provided [***] to QED for (a) one (1) weekly hour-long transition meeting for each function set forth on Exhibit C, including clinical operations, regulatory operations, data, quality and any other required function, for the first two (2) months following the Effective Date, and bi-weekly (i.e., every other week) calls for each such function thereafter, in both cases (clauses (a) and (b))

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL - 12

not to exceed a total of [***] hours; (b) one (1) transition meeting for each active clinical site (in the form of a co-monitoring visit or remote monitoring visit), and (c) a total of three visits by QED to Novartis’ Basel and/or East Hanover facility. With respect to any additional assistance (in excess of the amounts set forth in clauses (a), (b), and (c)) that is requested by QED, (i) the relevant activities must be agreed upon by the Parties in a written task order describing the scope of the agreed upon activities; and (ii) Novartis will charge QED at the rate of [***] for such services. For clarity, except as set forth herein and as otherwise agreed to by the Parties, all assistance pursuant to this Section 4.2 will be provided remotely (e.g., e-mail, telephone or video conferences) and shall not require travel by Novartis personnel

4.3

Database Transfer. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge that the transfer by Novartis of data from its relevant databases will include data residing in such databases, but not any database architecture. QED shall be solely responsible for establishing appropriate database structures for receipt of the relevant data, which it shall complete not later than [***] after QED’s receipt of the trial master file for the Compound. With respect to any clinical trial for the Compound that is ongoing as of the Effective Date, until the transfer by Novartis of data from its relevant databases is complete, Novartis will use reasonable efforts to provide QED with access to information in Novartis’ relevant databases for such clinical trial, related documentation, data validation tools and SAS datasets. The Alliance Managers shall mutually agree on the appropriate scope of such access and shall coordinate QED’s access thereof.

5.	DEVELOPMENT AND REGULATORY; PHARMACOVIGILENCE

5.1	Transfer of Sponsorship of INDs; Array.

(a)

Except as otherwise noted in Exhibit F and as set forth in Section 5.1(c) of this Agreement, within [***] after the later of (i) the execution of the Pharmacovigilance Agreement; or (ii) the completion of clinical data transfer (which, for clarity, will not include the Novartis’ safety database architecture) (the “Transfer Deadline”), Novartis and its Affiliates shall assign and transfer to QED the sponsorship of Regulatory Filings identified in Exhibit F (the “Transferred IND/CTAs”).

(b)

Upon the transfer described in Section 5.1(a), Novartis shall file with relevant Regulatory Authorities a notification that the sponsorship of the Transferred IND/CTAs are being transferred from Novartis to QED. QED will submit to the relevant Regulatory Authorities a notification that it is assuming the sponsorship of the Transferred IND/CTAs. These notifications shall be filed simultaneously by the Parties unless otherwise required by local Applicable Law. Thereafter, QED shall be responsible for all future communications with the relevant Regulatory Authorities regarding the Transferred IND/CTAs and any and all subsequent Regulatory Filings relating to the Compound under those Transferred IND/CTAs. If, at any time after the Transferred IND/CTAs are transferred to QED, a Regulatory Authority requests information, data, or documentation Controlled by Novartis or its Affiliates, Novartis will provide such information, data, or documentation, to the extent that such information, data and documentation is accessible by Novartis using Commercially Reasonable Efforts, and shall reasonably cooperate with QED with respect to responding to requests from Regulatory Authorities.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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(c)

Notwithstanding the foregoing, (i) it is understood that QED is in the process of identifying appropriate CROs to manage the (ex-US) CTAs, and that transfer of the ex-US CTAs might take place in a staggered fashion, on a country by country basis; (ii) QED will use Commercially Reasonable Efforts to assume sponsorship of the (ex-US) CTAs on or before the “Transfer Deadline” as defined in Section 5.1(a); and (iii) QED hereby grants to Novartis all the necessary rights to remain the sponsor of such trials, including the right to take any action in consultation with QED that might be necessary to comply with its regulatory and legal obligations as sponsor of such CTAs, solely until QED is able to assume the sponsorship of such CTAs.

(d)

The Parties also acknowledge that Novartis has certain obligations regarding clinical studies for the [***]. In order to allow for Novartis to comply with these contractual obligations, without limiting any additional obligations under the Ancillary Agreement:

(i)	QED will, simultaneous with the filings described in Section 5.1(b) by which QED will assume the sponsorship of [***]; and

(ii)	[***].

(e)

In order to allow for continuation of on-going clinical investigations sponsored by other institutions and/or investigators which were previously authorized by Novartis (“IITs”), simultaneously with the filings described in Section 5.1(b) by which QED will assume the sponsorship for [***], QED will provide the sponsors of such IITs with a written authorization to cross-reference the data contained in such IND/CTA, in part or in its totality (as necessary) for the purpose of allowing the continuation of those studies. As of the date of transfer of [***] and for as long as such investigations are not terminated by the respective sponsors, QED will (A) promptly provide any future updated version of the BGJ398 investigator brochure to those IIT sponsors; (B) respond to requests and questions received by those IIT sponsors from any Regulatory Authority in any country which requires BGJ398 information transferred to and in the possession of QED, in a timeframe commensurate with the preparation and timely submission of responses; (C) promptly and directly inform those IIT sponsors upon becoming aware of any material issue that might warrant disclosure to Regulatory Authorities, including but not limited to safety measures, aggregate safety findings or quality defects (if applicable); and (D) inform the IIT sponsors of any change in quality aspects of the drug substance or drug product utilized in the clinical supplies provided by QED to such sponsors, should this be the case. QED will also provide those Sponsors with any necessary CMC documentation in QED’s Control that might be required to allow for continuation of the clinical investigations, as per Applicable Law.

5.2

Adverse Event Reporting and Safety Data Exchange. QED and Novartis shall cooperate with regard to the reporting and handling of safety information involving or relating to the Compound and/or the Products at least to the extent required by Applicable Laws. Subject to the Ancillary Agreement, in time to ensure that all regulatory requirements are met, and at least to the extent required by Applicable Laws or any Regulatory Authority, QED will enter into written agreements containing customary terms that will govern the exchange of adverse event and other safety information reporting obligations relating to the Compound

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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or the Products (the “Pharmacovigilance Agreement(s)”) with Novartis and its Affiliates, and where requested by Novartis [***], to ensure that adverse events and other safety information is exchanged and reported to the relevant Regulatory Authorities in compliance with the Applicable Laws and requirements of Regulatory Authorities in the Territory. The Pharmacovigilance Agreement to be entered into with Novartis or its Affiliates, will govern the exchange of adverse event and other safety information until completion of the transfer of Regulatory Filings, transfer of sponsorship or Novartis completion of the clinical trials/programs, transfer of or completion of Novartis supported IIT agreements in accordance with Exhibit F, whichever is later, [***]. Additionally, without limiting the foregoing, the Novartis Alliance Manager shall promptly inform QED if at any time during the Term, any of the following occur: (a) Novartis terminates its development program for [***] for safety reasons, (b) Novartis receives notice from any Regulatory Authority of a clinical hold on the development program for [***], or (c) a data safety monitor board terminates a clinical trial for [***].

5.3

Obligation to Develop and Obtain Regulatory Approval. Subject to the obligations set forth in this Agreement, following the date of transfer of the INDs, QED will be solely responsible for all regulatory matters arising in connection with the Development of the Compound and Product(s) at its own cost and expense. QED will itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Develop the Compound and Product(s) in the Field and shall use Commercially Reasonable Efforts to obtain Regulatory Approval (and, if applicable, Pricing Reimbursement Approval) for at least one Product in the United States and the European Union.

6.	MATERIAL TRANSFER; MANUFACTURING.

6.1

Transfer of BGJ398. Within [***] after the written request of QED (or as may be otherwise set forth in Exhibit D), but in no event earlier than the later of (i) the execution of the Pharmacovigilance Agreement; or (ii) the completion of database transfer, and subject to the reservation described in Section 6.4, Novartis will make available for pick-up (ex works, Incoterms 2010) the material identified on Exhibit D (the “BGJ398 Material”), in the form as currently exists, from Novartis’ facilities where BGJ398 Material is currently stored, at no additional cost to QED. The pick-up of the BGJ398 Material must be completed within [***] after the date that Novartis notifies such BGJ398 Material is available for pick up. Any BGJ398 Material not picked up by the end of that [***] period may be disposed of by Novartis in its sole discretion.

6.2

Description of Material. BGJ398 Material is divided into three categories: reference samples, non-GMP technical batches, and previously released GMP clinical batches (see Exhibit D). Novartis represents and warrants that released clinical study BGJ398 Material (and not the non-GMP technical batches or reference samples) was manufactured in accordance with Applicable Laws (including GMP) where the relevant study was to be conducted at the time of release and QED shall be provided with documentation signed by an authorized representative of Novartis, certifying that such BGJ398 Material was manufactured in accordance with its specifications and all Applicable Law, including GMP; no such representation or warranty is given with respect to the Applicable Law of any other country or jurisdiction or to any changes to Applicable Law following the release date. Except as provided above, the BGJ398 Material is provided “as is” and “where is”, and without representation or warranty of any kind.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL - 15

6.3	Documentation and Transfer Process. In connection with the transfer of the BGJ398 Material as described in Section 6.1, the following shall apply:

(a)

Novartis will share with QED any MSDSs and customs value information that is readily available to Novartis (and not otherwise available to QED), in particular Compound-specific information, as is reasonably necessary to permit QED to pick up the BGJ398 Material;

(b)	QED will be solely responsible for any re-testing associated with the BGJ398 Material prior to use;

(c)	with respect to the released clinical study BGJ398 Material, Novartis will provide the certificate of analysis associated with its release;

(d)

QED will be responsible for all documentation, licenses, customs clearance, costs, etc. that are needed for and related to the pick-up, transport, and subsequent delivery of the BGJ398 Material to the first destination as designated by QED;

(e)	the BGJ398 Material will be picked up in not more than one installment;

(f)

the BGJ398 Material made available by Novartis will only be used according to its specifications, especially release specifications, and in accordance with Applicable Laws, and Novartis will have no further obligation with respect to the BGJ398 Material, except with respect to providing any documentation relating to the BGJ398 pursuant to Section 4.1 and as otherwise set forth in this Section 6.3;

(g)

prior to the BGJ398 Material being made available by Novartis, Novartis will provide QED with copies of any GMP certificates issued by Regulatory Authorities for the Novartis manufacturing facilities used for manufacturing the BGJ398 Material; and

(h)

Novartis shall promptly notify QED of any notice received by a Regulatory Authority regarding regulatory actions of Novartis manufacturing facilities used for manufacturing the BGJ398 Material, where such action is related to the BGJ398 Material. Novartis shall provide QED with copies of specific correspondence relating to such regulatory action pertaining to BGJ398 and shall cooperate with the applicable Regulatory Authority, including by providing any requested documentation related to the BGJ398 Material directly to such Regulatory Authority.

6.4

Drug Product Supply; Reservation for Novartis Obligations. Within [***] after the Effective Date, the Parties will agree upon a transfer plan for the transfer of Compound drug product inventory controlled or owned by Novartis or its Affiliates as of the Effective Date and the stability programs related to the Compound conducted by or on behalf of Novartis or its Affiliates as of the Effective Date, in each case, as identified on Exhibit D. This transfer plan shall take into account Novartis’ obligations to manufacture and supply Compound to Array as described in Section 2.4 and reserve a reasonable portion of the material described in Exhibit D to satisfy such obligations.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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6.5

Manufacturing. Subject to Novartis’ obligations set forth in Section 4, QED will be solely responsible for and shall, subject to the terms of this Agreement, have final decision-making authority with respect to the manufacturing of the Compound or the Products in the Field in the Territory, at its sole cost and expense.

7.	COMMERCIALIZATION

7.1

Commercialization. Unless the contingent reversionary rights set forth in Section 2.4(b) are invoked, QED will be solely responsible for all aspects of Commercialization of the Products, including planning and implementation, distribution, booking of sales, pricing, and reimbursement. QED will itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Commercialize at least one Product in the United States and the European Union. Notwithstanding the foregoing, QED’s application of Commercially Reasonable Efforts will not require QED to Commercialize a Product in any particular country or territory if QED reasonably determines that it is not commercially reasonable to do so for such Product. Subject to compliance with the foregoing, the Commercialization of the Product will be in QED’s sole discretion.

8.	FINANCIAL PROVISIONS

8.1	Upfront and Equity in QED. In consideration of the licenses and rights granted to QED hereunder,

(a)	QED will make a one-time payment to Novartis in the amount of USD $15,000,000 via wire transfer within 15 days after the Effective Date; an

(b)

Novartis will be granted a number of shares of Series A Preferred Stock of QED upon the initial closing of QED’s issuance and sale of Series A Preferred Stock, representing a fully-diluted (i.e., the total number of shares that would be outstanding if all possible sources of conversion, such as convertible debt, preferred stock, and stock options (taking into account unallocated shares reserved for issuance under an equity incentive plan), are exercised or converted into common stock) ownership percentage of [***] of QED immediately following the funding of the initial tranche of preferred stock financing of QED from BridgeBio, which shall be in the amount of [***]. The shares issued to Novartis will be subject to the terms and conditions of the documents attached as Exhibits E-1 and E-2.

8.2	Milestone Payments.

(a)

In further consideration of the licenses and rights granted to QED hereunder, upon achievement of each of the following Milestones set forth below for a Product by QED, its Affiliates, or its sublicensees (as applicable), the corresponding Milestone Payments will be payable to Novartis:

Milestone	Milestone Payment (in US Dollars)
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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(b)

Each Milestone Payment will be deemed earned as of the first achievement of the corresponding Milestone, and will be paid within [***] after the relevant Milestone is achieved. QED will provide Novartis with written notice of the achievement of each Milestone within 15 days after such Milestone is determined to have been achieved.

(c)

Each Milestone in the table above will be paid only once. The total potential Milestone Payments that may be paid under this Section 8.2 is $60,000,000. For the avoidance of doubt, no additional Milestone Payments will be due for Milestones completed for the Development and Commercialization of Products that were previously achieved by a different Product for the same Indication, or for any Product intended to treat any additional Indications (by the same Product) (after the first two indications).

8.3	Sales Milestones.

(a)

QED will make each of the following one time payments when worldwide Annual Net Sales of all Products in a given Calendar Year by it, its Affiliates, or their sublicensees first meet the corresponding thresholds:

Aggregate Net Sales of Products in any Calendar Year during the Royalty Term (in US Dollars)	Sales Milestone Payment (in US Dollars)
Annual Net Sales equal to or greater than [***]	[***	]
Annual Net Sales equal to or greater than [***]	[***	]
Annual Net Sales equal to or greater than [***]	[***	]

(b)	For example, if Annual Net Sales of Products in the first Calendar Year of Net Sales equals [***], then both the first and second Sales Milestone Payments will be made in that year.

(c)	Each Milestone Payment in the table above will be paid only once. The total potential Milestone Payments that may be paid under this Section 8.3 is $35,000,000.

(d)

Each Milestone Payment will be deemed earned as of the first achievement of the corresponding sales milestone, and will be paid within [***] after the relevant sales milestone is achieved. QED will provide Novartis with written notice of the achievement of each Milestone within 15 days after such sales milestone is determined to have been achieved.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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8.4	Royalty Payments.

(a)

In consideration of the licenses and rights granted to QED hereunder, during the Royalty Term, QED will make royalty payments to Novartis on Net Sales of Products by QED, its Affiliates and sublicensees, at the rates set forth below:

Aggregate Net Sales of Product in any Calendar Year during the Royalty Term (in US Dollars)	Royalty Rate
Portion of Net Sales less than or equal to [***]	[***	]
Portion of Net Sales greater than [***] up to [***]	[***	]
Portion of Net Sales greater than [***] up to [***]	[***	]
Portion of Net Sales greater than [***]	[***	]

(b)	For example, if Net Sales in a Calendar Year are [***], the royalty on such Net Sales will be equal to [***] (computed as follows: [***]).

(c)

Royalties will be payable on a Product-by-Product and country-by-country basis during the Royalty Term for such Product in such country. Following the expiration of the applicable Royalty Term for a Product in a country, QED licenses under this Agreement with respect to such Product in such country will continue in effect, but will become fully paid-up, royalty-free, transferable, perpetual and irrevocable. For the avoidance of doubt, royalties will be payable only once with respect to the same unit of Product.

(d)

Within 30 days after each Calendar Quarter during the term of this Agreement following the First Commercial Sale of a Product, QED will provide to Novartis a Sales & Royalty Report. Novartis will submit an Invoice to QED with respect to the royalty amount shown therein. QED will pay such royalty amount within 30 days after receipt of the Invoice.

(e)

Notwithstanding anything to the contrary herein, in the event that, with respect to a Product in a specified country, if (i) the Royalty Term for such Product in such country continues solely due to clause (b) or clause (c) of the definition of Royalty Term (i.e., there is no Valid Claim of a Patent Right included in the Novartis Technology covering the Product), or (ii) a Generic Equivalent exists with respect to such Product in the Field in such country in a Calendar Year, then the royalty rates in such country for such Product will thereafter be reduced to [***] of the amounts set forth in the table above, in the case of clause (ii), solely for as long as such Generic Equivalent continues to be marketed in the relevant country.

8.5	Third Party Obligations; Set Off.

(a)

If QED reasonably determines that, in order to avoid infringement or misappropriation of any Patent Right or Know-How not licensed hereunder that covers the composition of matter or method of use of a Compound or that is reasonably necessary for the research, Development, manufacture, preparation, use or Commercialization of the Compound or Products, to the extent that QED or any of its Affiliates or sublicensees acquires or licenses rights under a Third Party’s Patent Rights or Know-How, and is required to pay a royalty or other payments to such Third Party (including in connection with the settlement of a

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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patent infringement claim), QED will have the right to deduct [***] of the licensing payments actually paid by QED to such Third Party under such license from the royalty due to Novartis under Section 8.4.

(b)

In no event will any royalty payment due to Novartis from QED be reduced by more than [***] any Calendar Quarter through operation of Section 8.4(e) or Section 8.5(a). Any amount that QED is entitled to deduct that is reduced by this limitation will be carried forward and QED may deduct such amount from royalty payments due to Novartis until the full amount that QED was entitled to deduct is deducted.

8.6	Payments.

(a)

All payments from QED to Novartis will be made by wire transfer in US Dollars to the credit of such bank account as may be designated by Novartis in this Agreement or in writing to QED. Any payment which falls due on a date which is not a business day in the location from which the payment may be made on the next succeeding business day in such location.

(b)

All payments under this Agreement will be payable in US Dollars. When conversion of payments from any foreign currency is required to be undertaken by QED, the US Dollar equivalent will be calculated using QED’s then-current standard exchange rate methodology as applied in its external reporting. If there is no standard exchange rate methodology applied by QED in its external reporting in accordance with Accounting Standards, then any amount in a currency other than US Dollars shall be converted to US Dollars using the exchange rate most recently quoted in the Wall Street Journal in New York as of the last business day of the applicable Calendar Quarter.

(c)

[***] will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by [***], [***] will: (i) deduct such taxes from the payment made to [***]; (ii) timely pay the taxes to the proper taxing authority; (iii) send proof of payment to [***]; and (iv) reasonably assist [***] in its efforts to obtain a credit for such tax payment. Each Party will reasonably assist the other Party in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation laws or similar circumstances.

(d)

Without limiting any other rights or remedies available to Novartis hereunder, if QED does not pay any amount due on or before the due date, any such payment shall bear interest at a rate of four percentage points above the six months LIBOR for US Dollars on the date the payment was due or the highest rate permitted by law (whichever is lower), computed from the date such payment was due until the date QED makes the payment.

8.7	Records and Audit Rights.

(a)

QED will keep, and will cause its Affiliates and sublicensees to keep, complete, true and accurate books and records in accordance with its Accounting Standards in relation to Net Sales and royalties payable to Novartis hereunder. QED will keep, and will cause its Affiliates and sublicensees to keep, such books and records for at least three years following the Calendar Quarter to which they pertain.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL - 20

(b)

Novartis may, upon written notice to QED, appoint an internationally-recognized independent accounting firm (which is reasonably acceptable to QED) (the “Auditor”) to inspect the relevant reports, statements, records or books of accounts (as applicable) of QED or its Affiliates or sublicensees to verify the accuracy of any Sales & Royalty Report. Before beginning its audit, the Auditor will execute an undertaking reasonably acceptable to QED by which the Auditor will keep confidential all Information reviewed during such audit. The Auditor will have the right to disclose to Novartis its conclusions regarding any payment owed under this Agreement.

(c)

QED will, and will cause its Affiliates and sublicensees to make their records available for inspection by such Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Novartis. The records will be reviewed solely to verify the accuracy of the Sales & Royalty Reports. Such inspection right will not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time. In addition, Novartis will only be entitled to audit the relevant books and records of QED relating to a Sales & Royalty Report for a period of three Calendar Years after receipt of the applicable Sales & Royalty Report. Novartis will hold in confidence all Information received and all Information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order.

(d)

The Auditor will provide its audit report and basis for any determination to QED at the time such report is provided to Novartis, before it is considered final. QED will have the right to request a further determination by such Auditor as to matters which QED disputes within [***] following receipt of such report. QED will provide Novartis and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor will undertake to complete such further determination within [***] after the dispute notice is provided, which determination will be limited to the disputed matters. Any matter that remains unresolved will be resolved in accordance with the dispute resolution procedures contained in Section 15.5.

(e)	In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by QED, the underpaid or overpaid amount will be settled promptly.

(f)

[***] will pay for any such audits, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any Calendar Quarter shown by such audit of [***].

8.8

No Projections. Novartis and QED acknowledge that nothing in this Agreement will be construed as representing an estimate or projection of anticipated sales of any Product, and that the Milestones and Net Sales levels set forth above or elsewhere in this Agreement or

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL - 21

that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to Novartis in the event such Milestones or Net Sales levels are achieved. QED MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

9.	INTELLECTUAL PROPERTY.

9.1

Inventions and Know-How. All inventions, whether or not reduced to practice, and know-how arising from QED’s activities under this Agreement, including any Patent Rights covering such inventions that arise after the Effective Date, will be owned by QED.

9.2

Ownership of Results and Data. All data and results arising from QED’s activities under this Agreement, including but not limited to Development, clinical and regulatory data and Information generated for regulatory purposes relating to a Product will be owned by QED.

9.3

Patent Prosecution. QED will have the right to control Prosecution and Maintenance of the Novartis Patents on Exhibit B-1 at QED’s expense. Novartis will have the initial right to control Prosecution and Maintenance of the Novartis Patents on Exhibit B-2 and Novartis Additional Patents at Novartis’ expense, using counsel reasonably acceptable to QED. Novartis will keep QED informed of important issues relating to the Prosecution and Maintenance of the Novartis Patents on Exhibit B-2, and will furnish to QED copies of documents relevant to such Prosecution and Maintenance in sufficient time, but no later than 14 days, prior to the filing of such document to allow for review and comment by QED and Novartis will reasonably consider all of such comments. Novartis will notify QED of any decision not to continue to pay the expenses of Prosecution and Maintenance of any Novartis Patent on Exhibit B-2 or any Novartis Additional Patent that has been identified in writing by QED pursuant to Section 2.1(c) (or to otherwise abandon their prosecution or maintenance), which notice must be delivered at least 60 days prior to any payment due date or the relevant action’s due date. In such event, QED, at its sole discretion and expense, shall have the right to continue Prosecution and Maintenance of such Novartis Patent on Exhibit B-2 or such Novartis Additional Patents (as applicable) in such country. If QED undertakes such Prosecution and Maintenance, (a) Novartis will provide QED all reasonable assistance and cooperation in relation thereto, including providing any necessary powers of attorney and any other required documents or instruments; and (b) with respect to Novartis Additional Patents, such Patent Rights shall be thereafter be deemed to be Novartis Patents and deemed to be included in Exhibit B-1.

9.4	Third Party Infringement.

(a)

Each Party will promptly notify the other of any infringement in the Field by a Third Party of any of the Novartis Patents or misappropriation of any Novartis Know-How in the Field of which it becomes aware, including any filing of an Abbreviated New Drug Application in the United States or such similar filing under Applicable Law in jurisdictions other than the United States. Each Party shall provide the other Party with all available evidence supporting such infringement, suspected infringement, unauthorized use or misappropriation or suspected unauthorized use or misappropriation (collectively, “Third Party Infringement”).

CONFIDENTIAL - 22

(b)

QED will have the first right to bring and control any legal action in connection with the Third Party Infringement relating to any Novartis Patent set forth on Exhibit B-1 in the Field at its own expense as it reasonably determines appropriate, and Novartis will have the right, at its own expense, to be represented in any such action by counsel of its own choice. If QED fails to bring an action or proceeding with respect to, or to terminate, infringement of any Novartis Patent set forth on Exhibit B-1 (i) within [***] following the notice of alleged infringement (or [***] after QED receives the relevant ANDA notification), or (ii) prior to [***] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Novartis will have the right to bring and control any such action at its own expense and by counsel of its own choice, and QED will have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if QED notifies Novartis in writing prior to [***] before such time limit for the filing of any such action that QED intends to file such action before the time limit, then QED will be obligated to file such action before the time limit, and Novartis will not have the right to bring and control such action. Novartis will have the first right to bring and control any legal action in connection with the Third Party Infringement relating to any Novartis Patent set forth on Exhibit B-2 in the Field at its own expense as it reasonably determines appropriate, and QED will have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Novartis fails to bring an action or proceeding with respect to, or to terminate, infringement of any Novartis Patent set forth on Exhibit B-2 (i) within [***] following the notice of alleged infringement (or [***] after Novartis receives the relevant ANDA notification), or (ii) prior to [***] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, QED will have the right to bring and control any such action at its own expense and by counsel of its own choice, and Novartis will have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if Novartis notifies QED in writing prior to [***] before such time limit for the filing of any such action that Novartis intends to file such action before the time limit, then Novartis will be obligated to file such action before the time limit, and QED will not have the right to bring and control such action.

(c)

At the request of the Party controlling the Third Party Infringement claim, the other Party will provide assistance in connection therewith, including by executing reasonably appropriate documents, access to such Party’s premises and employees, cooperating reasonably in discovery and joining as a party to the action if required.

(d)

In connection with any such proceeding, neither Party will enter into any settlement admitting the invalidity of, or otherwise impairing such Party’s rights in, the Novartis Technology without the prior written consent of the other Party, which will not be unreasonably withheld or delayed.

(e)

Any recoveries resulting from such an action relating to a Third Party Infringement will be first applied against payment of each Party’s costs and expenses in connection therewith. In the event that QED brought such action, any remainder will be retained by QED; provided, however, any such amount

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL - 23

will be considered Net Sales hereunder and will be subject to a royalties and sales milestones (as applicable) to Novartis under this Agreement. In the event that Novartis brought such action, the remainder will be retained by Novartis.

9.5

Third Party Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Novartis Patent on Exhibit B-1 is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by a Party pursuant to Section 9.4, in a declaratory judgment action or any patent office proceeding anywhere in the world (e.g., inter-partes review or European opposition) relating to the Field, QED shall have the first right, but not the obligation, to defend such Invalidity Claim and Novartis shall cooperate with QED in preparing and formulating a response to such Invalidity Claim. If QED does not defend an Invalidity Claim brought against a Novartis Patent on Exhibit B-1, Novartis may defend such Invalidity Claim and the coordination provisions of Section 9.4(c) will apply to such Invalidity Claim, mutatis mutandis as they apply to Third Party Infringement suits. If a Third Party at any time asserts an Invalidity Claim against any on Exhibit B-2, whether as a defense in an infringement action brought by a Party pursuant to Section 9.4, in a declaratory judgment action or any patent office proceeding anywhere in the world (e.g., inter-partes review or European opposition) relating to the Field, Novartis shall have the first right, but not the obligation, to defend such Invalidity Claim and QED shall cooperate with Novartis in preparing and formulating a response to such Invalidity Claim. If Novartis does not defend an Invalidity Claim brought against a Novartis Patent on Exhibit B-2, QED may defend such Invalidity Claim and the coordination provisions of Section 9.4(c) will apply to such Invalidity Claim, mutatis mutandis as they apply to Third Party Infringement suits. No Party may, without the consent of each other Party, settle or compromise any Invalidity Claim in any manner which would (a) have an adverse effect on such other Party’s rights or obligations hereunder or (b) be an admission of liability on behalf of the other Party (provided, however, that the Party initiating such suit may settle such suit without such consent if such settlement involves only the receipt of money from, or the payment of money to, such Third Party and the Party settling such suit makes all such payments to such Third Party). To the extent such Invalidity Claim is raised as a defense in an infringement action brought by a Party pursuant to Section 9.4, the expense provisions of Section 9.4 will apply and counsel to the Party controlling the infringement action shall act as the ministerial liaison with the court.

9.6

QED Patent Invalidity Claim. The Parties have determined the value of the Novartis Technology based on their understanding of the validity and enforceability of the relevant Patent Rights and Know-How. If QED at any time asserts an Invalidity Claim in a declaratory judgment action or any patent office proceeding anywhere in the world and such challenge does not result in a material diminution of the scope of the relevant Novartis Patent, then the terms of this Agreement shall continue in full force and effect, [***].

9.7

Defense of Infringement Claims of Licensed IP. If any Third Party asserts a claim, demand, action, suit or proceeding against a Party (or any of its Affiliates), alleging that any Product or the use or practice of the Novartis Technology infringes, misappropriates or violates the intellectual property rights of any Person (any such claim, demand, action, suit or proceeding being referred to as an “Infringement Claim”), the Party first having notice of the Infringement Claim shall promptly notify the other Party thereof in writing specifying the facts, to the extent known, in reasonable detail and the following shall apply:

(a)	in the case of any such Infringement Claim against either Party individually or against both Novartis and QED, in each case, with respect to the Product in the

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL - 24

Field in the Territory, QED shall assume control of the defense of such Infringement Claim. Novartis, upon request of QED and if required by Applicable Law, agrees to join in any such litigation QED’s expense, and in any event to reasonably cooperate with QED at QED’s expense. Novartis will have the right to consult with QED concerning such Infringement Claim and to participate in and be represented by independent counsel in any litigation in which QED is a party, at its own expense. QED shall not have the right to settle any Infringement Claim without the written consent of Novartis; and

(b)

during the period in which such Infringement Claim is pending and following the resolution thereof, QED shall bear all costs incurred in connection therewith (including litigation costs, attorneys fees, costs of settlement) including damage awards, and any other payment resulting therefrom. If QED is required to obtain a license from any unaffiliated third party or parties under any patent or other intellectual property right of such third party or parties, QED shall further be solely responsible for any costs, fees, royalties, damages or other payments associated with such license.

9.8

Trademarks. QED will have the right to brand the Products using QED related trademarks and any other trademarks and trade names it determines appropriate for the Products, which may vary by country or within a country (“Product Marks”). QED will own all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary.

9.9	Patent Extensions.

(a)

If requested by QED, Novartis will cooperate in obtaining patent term restoration (under but not limited to the Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions with respect to the Novartis Patents on Exhibit B-1 in any country and/or region where applicable. Novartis will provide all reasonable assistance requested by QED, including permitting QED to proceed with applications for such in the name of Novartis, if deemed appropriate by QED, and executing documents and providing any relevant information to QED.

(b)

As between the Parties, QED will in its sole discretion determine which, if any, Novartis Patents on Exhibit B-1, it will apply to extend; provided, however, that QED will give Novartis [***] notice before doing so and reasonably consider any input from Novartis with respect to the extension of any Novartis Patents.

10.	CONFIDENTIALITY

10.1	Duty of Confidence.

(a)

Subject to the other provisions of this Section 10, all Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use the Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this Section 10, each Party will hold as confidential such Information of the other Party or its Affiliates in the same manner and with the

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL - 25

same protection as such recipient Party maintains its own confidential information. Subject to the other provisions of this Section 10, a recipient Party may only disclose Information of the other Party to employees, agents, contractors, consultants and advisers of the Party and its Affiliates and sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of the Information in a manner consistent with the confidentiality provisions of this Agreement.

(b)

With respect to Novartis’ obligations under this Section 10, all Novartis Know-How, to the extent relating to the Compound and Products in the Field, will be considered Information of QED during the Term of the Agreement and Novartis will maintain in confidence and otherwise safeguard such Novartis Know-How as such in accordance with this Section 10 (it being understood that the exception in Section 10.2(b) will not apply to Novartis with respect to Novartis Know-How).

10.2	Exceptions. The obligations under this Section 10 will not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

(a)	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b)	was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;

(c)

is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d)

is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Information disclosed by the disclosing Party or its Affiliates under this Agreement.

Specific aspects or details of Information will not be deemed to be within the public domain or in the possession of the recipient Party merely because the Information is embraced by more general information in the public domain or in the possession of the recipient Party. Further, any combination of Information will not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party.

10.3	Authorized Disclosures.

(a)

On or following the Effective Date, QED shall issue the press release set forth on Exhibit G. Neither Party shall issue any other press release, trade announcement or make any other public announcement or statement with regard

CONFIDENTIAL - 26

to the transactions contemplated by this Agreement without the other Parties’ prior written consent; provided, however, that information previously disclosed in the press release set forth on Exhibit G may be further disclosed without restriction. Where consent is forthcoming, the Parties will consult with each other regarding the content of any such press release or other announcement. The aforementioned restriction shall not apply to announcements required by any Regulatory Authority, security exchanges as required by applicable; provided that in such event the Parties shall coordinate the wording and QED shall take into consideration any requests of Novartis.

(b)

In addition to disclosures allowed under Section 10.1 and 10.2, either Party may disclose Information belonging to the other Party or its Affiliates to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights as permitted by this Agreement; (ii) in connection with Regulatory Filings for Products; (iii) prosecuting or defending litigation as permitted by this Agreement; (iv) complying with applicable court orders, governmental regulations, or the inquiries of Regulatory Authorities; (v) in connection with an offering of securities or securities law disclosure requirements if counsel determines that such disclosure is required; or (vi) to the extent otherwise necessary or appropriate in connection with exercising the license and other rights granted to it hereunder.

(c)

In addition, QED and its Affiliates and sublicensees may disclose Information of Novartis to Third Parties as may be necessary or useful in connection with the Development, manufacture or Commercialization of the Compound and/or Product(s) as permitted by this Agreement, including in connection with subcontracting transactions.

(d)

In addition, either Party may disclose the terms of this Agreement and Information pertaining to Products in connection with an assignment or potential assignment of this Agreement, a loan, financing or investment transaction, or an acquisition, merger, consolidation or similar transaction (or for such Persons to determine their interest in performing such activities or entering into such transactions), in each case on the condition that any Third Parties to whom such disclosures are made agree to be bound by confidentiality and non-use obligations no less rigorous than those contained in this Agreement (but which obligations may be of shorter duration for Third Parties).

(e)

In the event the recipient Party is required to disclose Information of the disclosing Party by law or in connection with bona fide legal process, such disclosure will not be a breach of this Agreement; provided that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure or to otherwise receive “confidential” or “trade secret” treatment with respect to relevant portions of such disclosure.

10.4

Ongoing Obligation for Confidentiality. Upon early termination of this Agreement for any reason, each Party and its Affiliates will immediately return to the other Party or destroy any Information disclosed by the other Party, except for one copy which may be retained in its confidential files for archive purposes.

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11.	TERM AND TERMINATION

11.1

Term. The term of this Agreement will commence upon the Effective Date and continue on a Product-by-Product and country-by-country basis until the expiry of the Royalty Term for such Product in such country, unless earlier terminated as permitted by this Agreement.

11.2

Termination for Cause. If either Novartis or QED is in material breach of any material obligation hereunder, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within [***] after such notice, the non-breaching Party will have the right (but not the obligation) thereafter to terminate this Agreement immediately by giving written notice to the breaching Party to such effect; provided, however, that if such breach is capable of being cured but cannot be cured within such [***] period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party will have an additional [***] (or such longer period agreed upon by the Parties) to cure such breach. Any termination by any Party under this Section and the effects of termination provided herein will be without prejudice to any damages or other legal or equitable remedies to which it may be entitled.

11.3

Insolvency. If an Insolvency Event occurs, (a) QED will give immediate (not longer than three business days’) notice to Novartis of such occurrence, and (b) Novartis will have the right to immediately terminate this Agreement by written notice to QED.

11.4

Termination by QED Without Cause. QED may terminate this Agreement without cause at any time after the Effective Date in its entirety or on a Product-by-Product or country-by-country basis at any time on [***] prior written notice.

11.5

Rights in Bankruptcy. The Parties acknowledge that this Agreement constitutes an executory contract under Section 365 of the Code for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country. The Parties further acknowledge that QED, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code, including, but not limited to, Section 365(n) of the Code, and any similar laws in any other country. In the event of the commencement of a bankruptcy proceeding by or against Novartis under the Code and any similar laws in any other country, QED will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Novartis elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of Novartis upon written request therefor by QED. All rights, powers and remedies of QED provided for in this Section 11.5 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, under the Code and any similar laws in any other country).

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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12.	EFFECT OF TERMINATION

12.1	Termination by QED for Cause. Upon termination of this Agreement by QED pursuant to Section 11.2:

(a)	the licenses and other rights granted by Novartis to QED under the Novartis Technology will terminate and QED shall not have any rights to use or exercise any rights under the Novartis Technology; and

(b)	except as set forth in this Section and in Section 12.3, the rights and obligations of the Parties hereunder will terminate as of the date of such termination.

12.2	Termination by Novartis for Cause or by QED Without Cause. Upon termination of this Agreement by Novartis pursuant to Section 11.2 or Section 11.3 or by QED pursuant to Section 11.4:

(a)	all licenses and other rights granted by Novartis to QED under the Novartis Technology will terminate and QED shall not have any rights to use or exercise any rights under the Novartis Technology;

(b)	at Novartis’ written request, which must be delivered to QED not later than 60 days after receipt of QED’s or Novartis’ (as applicable) notice of termination, the following provisions shall apply:

(i)

within [***] after receipt of such notice, QED will provide to Novartis a fair and accurate summary report of the status of the Development, manufacture and Commercialization of the Compound and Products in the Field in each country through the effective date of termination;

(ii)

QED will grant, and hereby does grant (effective on delivery of the notice), and will cause its Affiliates to, and subject to Section 2.2, its sublicensees to, grant to Novartis and its Affiliates, solely for the Development, manufacture and Commercialization of Products in the Field, a perpetual, irrevocable, exclusive, worldwide, fully paid-up license (subject to the remainder of this Section 12.2(b)(ii)), with the right to grant sublicenses, under all Patent Rights and Know-How Controlled by QED and its Affiliates and sublicensees (subject to Section 2.2) as of the effective date of termination, that are specifically related to, and actually used and applied as of the date of such termination in the Development, manufacture and Commercialization of Products in the Field, to Develop, manufacture and Commercialize Products in the Field; provided that with respect to any Patent Rights and Know-How that is Controlled by QED and its Affiliates and sublicensees (subject to Section 2.2) pursuant to an agreement with a Third Party, Novartis will pay all amounts due under any such agreement as a result of Novartis’ exercise of the rights granted thereunder;

(iii)

to the extent permitted by Applicable Law, QED will, and will cause its Affiliates to, and subject to Section 2.2, its sublicensees to, promptly transfer to Novartis or its designee, solely for the Development, manufacture and Commercialization of Products in the Field, all right, title, and interest in and to all preclinical and clinical data, and all other supporting data, including

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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pharmacology, toxicology, chemistry and biology data, and documented technical and other information or materials Controlled by QED and its Affiliates and sublicensees (subject to Section 2.2) to the extent related solely to the Development, manufacture and Commercialization of Products in the Field; provided that QED may retain a single copy of such items for its records as required by Applicable Law;

(iv)

to the extent permitted by Applicable Law, QED will, and will cause its Affiliates to, and subject to Section 2.2, its sublicensees to, promptly transfer to Novartis or its designee all Regulatory Filings, Regulatory Approvals and Pricing Reimbursement Approvals, the contents of any global safety database, records of all interactions with Regulatory Authorities, in each case to the extent related solely to Products in the Field, that QED and its Affiliates and sublicensees (subject to Section 2.2) Control as of the effective date of such termination; provided, however, that if QED is restricted under Applicable Law from transferring ownership of any of the foregoing items to Novartis or its designee, QED will grant, and hereby does grant, to Novartis (or its designee) a right of reference or use to such item. QED will take all permitted actions reasonably necessary to effect such transfer or grant of right of reference or use to Novartis or its designee;

(v)

to the extent reasonably requested by Novartis, QED will use Commercially Reasonable Efforts to transfer to Novartis any license agreements or other contracts between QED or any of its Affiliates and any Third Party that are solely related to the Products in the Field (including, as applicable, clinical trial and manufacturing agreements), to the extent such agreements are in effect as of the effective date of termination and such assignment or transfer is permitted at no cost or expense to QED, and to facilitate introductions of Novartis to the applicable subcontractors, licensors, manufacturing vendors, clinical trial sites, clinical trial investigators and the like;

(vi)

Novartis will have the right to purchase from QED all of the inventory of the Products held by QED and its Affiliates as of the effective date of termination at a price equal to QED’s actual manufacturing cost, determined in accordance with Accounting Standards, but only if such Products meet the applicable release specifications;

(vii)

for a period of six months following the delivery of such notice, QED will provide such assistance as may be reasonably necessary to transfer manufacturing documents and materials that are Controlled by QED and its Affiliates (or their subcontractor(s)) and actually used and applied as of the date of such termination in the manufacture of Products, and cooperate with Novartis in reasonable respects to transfer to Novartis, or Novartis’ designated contract manufacturer, the manufacturing technologies (including all relevant Know-How) that are used in the manufacture of the Products. Novartis shall reimburse QED for such assistance at QED’s standard rates;

(viii)

Novartis will thereafter indemnify, defend and hold QED and the QED Indemnitees harmless in the manner forth in Section 14.2(a) as if Novartis were QED and the QED Indemnitees were the Novartis Indemnitees, mutatis mutandis for all claims arising after the effective date of such termination, and QED’s indemnification obligations under that Section 14.2(a) shall thereupon cease for claims arising after the effective date of such termination; and

CONFIDENTIAL - 30

(ix)

if Novartis exercises the right provided in this Section 12.2(b), Novartis will pay to QED, in consideration of the rights granted to Novartis, an amount to be negotiated by the Parties, taking into account the relative contribution of the Parties to the Development of the Product and the Product’s potential commercial value given its state of development; provided, however, that if the Parties cannot agree upon the financial terms within three months after the date of Novartis’ notice, (I) the Parties will refer the matter to arbitration before a mutually acceptable independent arbitrator, who shall be experienced in the pharmaceutical business; (II) each Party will submit its final proposed terms to the other Party at least 30 days prior to submission to the independent arbitrator; (III) the independent arbitrator will select between the two sets of terms (i.e., the independent arbitrator will select the more suitable set of terms submitted by the Parties, and will not propose a third set of terms), and shall render his or her opinion within 30 days after the final arbitration hearing; and (IV) the decision of the arbitrator shall be final and binding on the Parties, and shall not be subject to the dispute resolution provisions set forth in Section 15.5; and

(c)	except as set forth in this Section and in Section 12.3, the rights and obligations of the Parties hereunder will terminate as of the date of such termination;

12.3

Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Article 1, 2.2, 8.7 (for the time period specified therein), 9.1, 9.2, 10, 11, 12, 14, and 15 will survive expiration or termination of this Agreement. The provisions of Article 10 (Confidentiality) will survive the termination or expiration of this Agreement for a period of ten years.

12.4

Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein. For the avoidance of doubt, nothing in this Agreement shall obligate a Party to terminate this Agreement in the event that the other Party breaches any obligation of this Agreement, and failure to terminate this Agreement shall not prohibit or modify the recovery of damages pursuant to Section 15.5.

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:

(a)	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b)

it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

CONFIDENTIAL - 31

(c)

this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy constraints (including those pertaining to limitations and/or exclusions of liability, competition laws, penalties and jurisdictional issues including conflicts of laws);

(d)	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;

(e)

the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of any provision of its organizational documents; (ii) result in a breach of any agreement to which it is a party; or (iii) violate any law; and

(f)

neither such Party nor, to the actual knowledge of such Party, any employee, agent or subcontractor of such Party involved or to be involved in the Development or manufacture of the Compound or the Products has been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a).

13.2

Representations and Warranties by QED. QED represents and warrants to Novartis as of the Effective Date that the fair market value of the exclusive pharmaceutical patent license granted pursuant to Section 2.1 of this Agreement is less than [***] as determined in accordance with the requirements of 16 C.F.R. s. 801.10(c)(3).

13.3	Covenants by QED. QED covenants that:

(a)

no Person who is known by QED (a) to have been debarred under Subsection (a) or (b) of Section 306 of said Act, or (b) to be on any of the FDA clinical investigator enforcement lists will be employed by or on behalf of QED or its Affiliates or otherwise participate in the performance of any activities hereunder;

(b)

QED will maintain, general liability insurance with limits not less than those reasonably suited to address claims that could reasonably arise from the Development and Commercialization of pharmaceutical products (and in any event with combined limits of not less than [***] per occurrence and [***] per accident for bodily injury, including death, and property damage). At Novartis’ written request, QED will provide Novartis with evidence of QED’s insurance. QED will name Novartis as an additional insured party under such insurance policy, and will provide to Novartis at least 30 days prior written notice of any change or cancellation to QED’s insurance program; and

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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(c)

QED will conduct its Development, manufacturing, and Commercialization activities relating to the Compound and/or Product(s) in accordance with Applicable Law (including data privacy laws, current international regulatory standards, including, as applicable, GMP, GLP, GCP, and other rules, regulations and requirements), and will cause any collaborators and sublicensees to comply with such Applicable Laws.

13.4	Representations and Warranties by Novartis. Novartis represents and warrants to QED as of the Effective Date that:

(a)

Exhibit B sets forth a true, complete and correct list of all Patent Rights Controlled by Novartis or its Affiliates as of the Effective Date that claim the Compound or the Products, or use, formulations or manufacture thereof in the Field, or are necessary for the research, Development, manufacture, preparation, use or Commercialization of the Compound or Products;

(b)

Exhibit C sets forth a true, complete and correct list of all Know-How Controlled by Novartis or its Affiliates as of the Effective Date that relates to the Compound or the Products, or use, formulations or manufacture thereof in the Field, or is necessary for the research, Development, manufacture, preparation, use or Commercialization of the Compound or Products;

(c)

Novartis is the sole and exclusive owner, or exclusive licensee of all of the rights, title and interest in and to all Novartis Technology free from Encumbrances (other than [***]) that would interfere with QED’s rights under this Agreement;

(d)	Exhibit F sets forth a true, complete, and correct list of all Regulatory Filings (including Transferred INDs) Controlled by Novartis or its Affiliates relating to the Compound or Products.

(e)	Novartis has the right to grant to QED the licenses under the Novartis Technology that it purports to grant hereunder;

(f)	Novartis has the right to use and disclose and to enable QED to use and disclose (in each case under appropriate conditions of confidentiality) the Novartis Know-How free from encumbrances;

(g)	Novartis has filed and prosecuted patent applications within the Novartis Patents in good faith and complied with all duties of disclosure with respect thereto;

(h)

Novartis has not granted to any Third Party, including any academic organization or agency, any license, option or other rights to research, Develop, manufacture, use or Commercialize the Compound or the Products in the Field other than [***];

(i)	No Third Party has any license, option or other rights or interest in or to the Novartis Technology other than [***];

(j)

Novartis has not received, nor is aware, of any claims or allegations (including threatened interference actions or oppositions) alleging that the (1) research, Development, registration, manufacture, use or Commercialization of the

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Compound or Products infringes the Patent Rights or misappropriates the know-how of any Third Party, (2) that a Third Party has any right or interest in or to the Novartis Technology, or (3) that any of the Novartis Patents are invalid or unenforceable;

(k)	To the knowledge of the Novartis associates responsible for such matters, there are no facts that could form the basis for the invalidation or unenforceability of the Novartis Patents;

(l)

Novartis has not initiated or been involved in any proceedings or Claims in which it alleges that any Third Party is or was infringing or misappropriating any Novartis Technology relating the Compound or the Products;

(m)

To Novartis’ knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the Novartis Technology (in the case of pending claims, evaluating them as if issued);

(n)

the knowledge of the Novartis associates responsible for such matters, Novartis has taken precautions, consistent with its usual business practice, to preserve the confidentiality of the Novartis Know-How;

(o)

Novartis has not entered into a government funding relationship that would result in rights to the Compound, Products or any Novartis Patents or Novartis Additional Patents” residing in the US Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the US Government as set forth in 35 USC §§ 200 to 204, as amended, or any similar obligations under the laws of any other country; and

(p)

Novartis has not entered into any agreement with any Third Party that is in conflict with the rights granted to QED under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to QED under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to QED under this Agreement.

13.5	Covenants of Novartis. Novartis covenants that:

(a)	it will not grant any interest in the Novartis Technology that is inconsistent with the terms and conditions of this Agreement;

(b)

it shall not enter into any agreement with any Third Party that is in conflict with the rights granted to QED under this Agreement, and shall not take any action that would in any way prevent it from granting the rights granted to QED under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to Licensee under this Agreement;

(c)

if, at any time after execution of this Agreement, it becomes aware that it or any employee, agent or subcontractor of Novartis who participated in the Development or manufacture of a Compound or Product is on, or is being added to the FDA Debarment List or to any of the FDA clinical investigator enforcement lists ,will it will provide written notice of this to QED within five days of its becoming aware of this fact; and

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(d)

The BGJ398 Materials provided to QED hereunder have been manufactured in accordance with Applicable Law, including GMP at the time and in the location of manufacture, and will not have been produced in violation of any applicable provision of the United States Fair Labor Standards Act, as amended.

13.6

No Other Warranties. Except as expressly provided in this Article 13, (and, with respect to the BGJ398 Material, except as expressly provided in Section 6.2), the Novartis Technology is licensed hereunder “as is”. Nothing in this Agreement shall be construed as a representation made or warranty given by Novartis that it will be successful in prosecuting any Novartis Patents or Novartis Additional Patents, that any patents will issue based on pending applications or that any such pending applications or patents issued thereon will be valid. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 13, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS OR NOVARTIS; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

14.	INDEMNIFICATION; LIABILITY

14.1

Indemnification by Novartis. Novartis will indemnify and hold QED, its Affiliates, and their respective officers, directors and employees (“QED Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a)	the breach of any of the obligations, covenants, warranties or representations made by Novartis to QED under this Agreement;

(b)	the infringement or misappropriation of any Third Party’s intellectual property rights by Novartis’ research and Development activities with respect to the Compound or Products;

(c)	any activities conducted by Novartis or its Affiliates or licensees with respect to the Compound or Products on or prior to the Effective Date;

(d)

the research, development, manufacture, sale, commercialization or other exploitation of the metabolite of the Compound [***], or any product incorporating or comprising the metabolite; by Novartis, any of its Affiliates or licensees or sublicensees; or

(e)	the research, development, manufacture, sale, commercialization or other exploitation of the Compound or any Product by [***];

provided, however, that Novartis will not be obliged to so indemnify, defend and hold harmless the QED Indemnitees for any Claims for which QED has an obligation to indemnify Novartis Indemnitees pursuant to Section 14.2 or to the extent that such Claims arise from the breach, negligence or willful misconduct of QED or the QED Indemnitees.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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14.2

Indemnification by QED. QED will indemnify and hold Novartis, its Affiliates, and their respective officers, directors and employees (“Novartis Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a)

actions by QED, its Affiliates and sublicensees, and their respective employees, agents and subcontractors, in connection with the Development, manufacture or Commercialization of the Compound or Products, including, for the avoidance of doubt, all product liability claims (whether arising during Development or Commercialization) relating to any Compound or Product (whether pursuant to design defect, manufacturing defect, failure to notify, or otherwise); or

(b)	the breach of any of the obligations, covenants, warranties, or representations made by QED to Novartis under this Agreement;

provided, however, that QED will not be obliged to so indemnify, defend and hold harmless the Novartis Indemnitees for any Claims for which Novartis has an obligation to indemnify QED Indemnitees pursuant to Section 14.1 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Novartis or the Novartis Indemnitees.

14.3	Indemnification Procedure.

(a)	For the avoidance of doubt, all indemnification claims in respect of a QED Indemnitee or Novartis Indemnitee will be made solely by QED or Novartis, respectively.

(b)

A Party seeking indemnification hereunder (“Indemnified Party”) will notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice will contain a description of the claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

(c)

Subject to the provisions of Sections (d) and (e) below, the Indemnifying Party will have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 14.3(d) below will govern. The assumption of the defense of a Claim by the Indemnifying Party will not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that

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the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless from and against the Claim, the Indemnified Party will reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within 30 days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 14.3(e) below will govern.

(d)

Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party will have the right to and will assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party will keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party will have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it will not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party. The Indemnified Party will cooperate with the Indemnifying Party and will be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party will furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

(e)

If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 14.3(c) or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party will keep the Indemnifying Party timely apprised of the status of such Claim and will not settle such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. If the Indemnified Party defends or handles such Claim, the Indemnifying Party will cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and will be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

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14.4

Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Section 14. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

14.5

Special, Indirect and Other Losses. NO PARTY NOR ANY OF SUCH PARTY’S AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS SECTION 14.

15.	GENERAL PROVISIONS

15.1

Assignment. No Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that either Party may (i) assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates; or (ii) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates. Any permitted assignee will assume all obligations of its assignor under this Agreement and the corresponding obligations under the Ancillary Agreement (or related to the assigned portion in case of a partial assignment). Any attempted assignment in contravention of the foregoing will be void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs and permitted assigns. For clarity, (1) if QED is involved in a change of control with a Third Party, then: (a) the Patent Rights, Know-How and data controlled by such Third Party (or any Affiliate thereof, excluding QED as a result of such transaction) existing as of the date of closing of such change of control (if such Third Party becomes the assignee of this Agreement); or (b) the Patent Rights, Know-How and data controlled by such Third Party (if such Third Party remains an Affiliate of QED), in each case, will not be considered “Controlled” by QED or its Affiliates, unless QED or its Third Party acquirer actually uses or applies any such Patent Rights, Know-How and data to manufacture, Develop or Commercialize the Compound or a Product (which such Patent Rights or Know-How will be considered “Controlled” by QED or its Affiliates, as applicable, for purposes of this Agreement). Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.1 will be null, void, and of no legal effect.

15.2

Extension to Affiliates. QED will have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to QED. QED will remain primarily liable for any acts or omissions of its Affiliates.

15.3

Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement will be construed as if such provision were not contained herein and the remainder of this Agreement will be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

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15.4

Governing Law and Jurisdiction. This Agreement will be governed by and construed under the laws of the Commonwealth of Massachusetts, USA, without giving effect to the conflicts of laws provision thereof. The United Nations Convention on Contracts for the International Sale of Goods (1980) will not apply to the interpretation of this Agreement.

15.5	Dispute Resolution.

(a)

In the event of a dispute under this Agreement, the Parties will refer the dispute to the Alliance Managers for discussion and resolution. If the Alliance Managers are unable to resolve such a dispute within 30 days of the dispute being referred to them, either Party may require that the Parties forward the matter to the Senior Officers (or designees with similar authority to resolve such dispute), who will attempt in good faith to resolve such dispute. If the Senior Officers cannot resolve such dispute within [***] of the matter being referred to them, either Party will be free to initiate the arbitration proceeding outlined in Section 15.5(b) to resolve the matter.

(b)

Any unresolved disputes between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, will be resolved by final and binding arbitration. Whenever a Party decides to institute arbitration proceedings, it will give written notice to that effect to the other Party. Arbitration will be held in [***], in accordance with the commercial arbitration rules of the International Chamber of Commerce (“ICC”). The arbitration will be conducted by a panel of [***] arbitrators appointed in accordance with ICC rules; provided that each Party will within [***] after the institution of the arbitration proceedings appoint [***], and each arbitrator will have significant experience in the biopharmaceutical industry. If the [***] in accordance with ICC rules. The arbitrators will render their opinion within [***] of the final arbitration hearing. No arbitrator (nor the panel of arbitrators) will have the power to award punitive damages or to award costs and expenses of the proceeding or reasonable attorney’s fees to any Party under this Agreement and such award is expressly prohibited. Decisions of the panel of arbitrators will be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction.

(c)

Notwithstanding Section 15.5(b), any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Right covering the manufacture, use, importation, offer for sale or sale of any Compound or Product or of any trademark rights relating to any Product shall be submitted to a court of competent jurisdiction in the country in which such Patent Right or trademark rights were granted or arose.

15.6

Force Majeure. In the event that either Party is prevented from performing its obligations under this Agreement as a result of any contingency beyond its reasonable control (“Force Majeure”), including but not limited to, any actions of governmental authorities or agencies, war, hostilities between nations, civil commotions, riots, national industry strikes, lockouts, sabotage, shortages in supplies, energy shortages, fire, floods and acts of nature

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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such as typhoons, hurricanes, earthquakes, or tsunamis, the Party so affected will not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance. In the event of Force Majeure, the Party immediately affected thereby will give prompt written notice to the other Party specifying the Force Majeure event complained of, and will use commercially reasonable efforts to resume performance of its obligations. Notwithstanding the foregoing, if such a Force Majeure induced delay or failure of performance continues for a period of more than three consecutive months, either Party may terminate this Agreement upon written notice to the other Party.

15.7

Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

15.8

Relationship of the Parties. Nothing contained in this Agreement will be deemed to constitute a partnership, joint venture, or legal entity of any type between Novartis and QED, or to constitute one as the agent of the other. Moreover, each Party will not construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give any Party the power or authority to act for, bind, or commit the other.

15.9

Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); or (b) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice):

If to QED:

QED

421 Kipling Street

Palo Alto, CA 94301 USA

Attn: Chief Executive Officer

with a required copy to:

Goodwin Procter

Three Embarcadero Center

28th Floor

San Francisco, CA 94111

Attn: Maggie L. Wong, Esq.

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If to Novartis:

Novartis International Pharmaceutical Ltd

Lichtstrasse 35

CH-4056 Basel

Switzerland

with a required copy to:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139 USA

Attn: General Counsel

15.10

Further Assurances. QED and Novartis will execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

15.11

Compliance with Law. Each Party will perform its obligations under this Agreement in accordance with all Applicable Laws. No Party will, or will be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.

15.12

No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).

15.13

Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

15.14

Entire Agreement. This Agreement, together with its Exhibits and schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, including the Prior Confidentiality Agreement. In the event of any conflict between a substantive provision of this Agreement and any Exhibit or schedule hereto, the substantive provisions of this Agreement will prevail.

15.15

Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe Portable Document Format (.pdf) sent by electronic mail shall be deemed to be original signatures.

15.16

Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

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License Agreement - Signature Page

IN WITNESS WHEREOF, the Parties, intending to be bound, have caused this Agreement to be executed by their duly authorized representatives.

NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.		QED THERAPEUTICS, INC.

By:	/s/ Simone Pfirter	By:	/s/ Neil Kumar
Name:	Simone Pfirter	Name:	Neil Kumar
Title:	Authorized Signatory	Title:	President

By:	/s/ Lars Windhorn
Name:	Lars Windhorn
Title:	Authorized Signatory

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EXHIBIT A

COMPOUND

Exhibit A-1 - [***]

[***]

Laboratory codes

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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EXHIBIT B

NOVARTIS PATENTS

Exhibit B-1

[***]

Exhibit B-2

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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EXHIBIT C

NOVARTIS KNOW-HOW

1 Regulatory Documentation

Source: Novartis Regulatory documentum archive

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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EXHIBIT D

DRUG SUBSTANCE INVENTORY

[***]

DRUG PRODUCT INVENTORY – manufactured under GMP

[***]

Drug Substance and Drug Product Stability Programs:

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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EXHIBIT E

INVESTMENT DOCUMENTS

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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EXHIBIT F

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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EXHIBIT G

PRESS RELEASE

BridgeBio Pharma Licenses Late-Stage Oncology Drug Infigratinib to Tackle FGFR-Driven Maladies; Establishes New Subsidiary QED Therapeutics with $65 Million in Initial Financing

PALO ALTO, Calif., Jan. XX, 2018 — BridgeBio Pharma today announced that it is has licensed infigratinib (BGJ398), a highly potent and selective inhibitor of the tyrosine kinase receptor FGFR, from Novartis. In addition, BridgeBio announced that it was launching new subsidiary QED Therapeutics to drive development of infigratinib with an initial financial commitment of $65 million.

FGFR has been implicated as a driver mutation across multiple oncologies – including roughly one out of every five cases of cholangiocarcinoma and urothelial carcinoma – and in multiple forms of pediatric skeletal dysplasias, namely achondroplasia, which affects one out of every 20,000 live births.

Infigratinib is currently in a Phase 2 clinical trial for patients with chemotherapyrefractory bile duct cancer (cholangiocarcinoma) containing FGFR2 fusions. Early clinical results, recently published in the Journal of Clinical Oncology, demonstrated that the compound showed meaningful activity in this population.

“We are committed to moving this compound forward in late-stage development and further proving the strong efficacy in cancer that has already been demonstrated across multiple trials,” said Daniel Hoth, M.D., QED’s chief medical officer, who has devoted over three decades to drug development, including time as chief of the Investigational Drug Branch of the National Cancer Institute (NCI).

Cholangiocarcinoma affects approximately 6,000 to 8,000 patients a year in the United States. Treatment options are limited, and survival rates vary depending on whether cholangiocarcinoma is found on the bile duct branches within the liver versus those outside of the liver.

“Despite immense strides in studying potential drugs in cholangiocarcinoma, there remains significant need to provide options to these patients,” said Stacie Lindsey, president of the Cholangiocarcinoma Foundation. “The patients and caregivers we work with are very hopeful given data already generated with infigratinib, and we are excited that the passionate team at BridgeBio and QED are working to advance this drug.”

BridgeBio co-founder and investor Frank McCormick, Ph.D., head of the NCI’s Ras initiative and former CSO and co-founder of Onyx Pharmaceuticals, remarked “Infigratinib embodies the crux of what we set out to do at BridgeBio: develop targeted therapies for genetically-driven tumors and monogenic disorders.”

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In addition to its clinical data in FGFR-driven cancer, infigratinib has demonstrated potential in skeletal dysplasias, including achondroplasia. In the early work published in the Journal of Clinical Investigation, researchers demonstrated that low doses of infigratinib corrected pathological hallmarks of achondroplasia in mouse models.

Neil Kumar, Ph.D., chief executive officer of BridgeBio, noted that with infigratinib, “We have a late-stage, targeted oncology compound that has demonstrated clear efficacy in the clinic. With the same molecule, we have a potential best-in-class therapy to treat achondroplasia, a monogenic pediatric condition that can have devastating associated health problems, at its source.”

While specific terms of the deal have not been disclosed, BridgeBio has committed $65 million in financing to QED, which is inclusive of a substantial upfront payment to Novartis as well as equity in QED. Novartis will also receive additional payments upon the realization of development and sales milestones as well as royalties.

About BridgeBio Pharma

BridgeBio is a clinical-stage biotech company developing novel, genetically targeted therapies to improve the lives of patients. The BridgeBio approach combines a traditional focus on drug development with a unique corporate model, allowing rapid translation of early stage science into medicines that treat disease at its source. Founded in 2015 by a team of industry veterans, the company has built a robust portfolio of fifteen transformative assets, each housed in its own subsidiary, ranging from pre-clinical to late stage development in multiple therapeutic areas including oncology, cardiology, neurology, dermatology and endocrinology. The company’s focus on scientific excellence and rapid execution aims to translate today’s discoveries into tomorrow’s medicines.

About QED Therapeutics

QED Therapeutics, a subsidiary of BridgeBio Pharma, is a biotechnology company focused on precision medicine for FGFR-driven disorders. Our lead candidate is infigratinib, a best-in-class FGFR kinase inhibitor that has shown meaningful clinical activity in chemotherapy-refractory cholangiocarcinoma with FGFR2 fusions. QED is also evaluating infigratinib in preclinical studies for the treatment of achondroplasia. We plan to develop infigratinib in additional FGFR-driven tumor types and rare disorders.

BridgeBio Pharma Contact:

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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